Exhibit 99.1

Advanta Announces Plan to Maximize Capital and Dramatically Reduce Risk

SPRING HOUSE, Pa.--(BUSINESS WIRE)--May 11, 2009--Advanta Corp. (NASDAQ: ADVNB; ADVNA) today announced its Board of Directors has approved a plan designed to dramatically limit the Company’s credit loss exposure and maximize its capital and its liquidity measures.

As a result of the deteriorating economic environment, the Company would expect the negative performance trends, if not abated with this plan, to result in losses that would erode its capital. Therefore, the Company envisions the following.

  The Company’s securitization trust will go into early amortization based on May’s performance. Early amortization will officially be determined on June 10.
  Since the securitizations will not be permitted to fund new receivables after June 10, the Company will shut down all credit card accounts to future use at that time. Neither Advanta Bank Corp. nor any other Advanta-related entity will fund activity on its balance sheet from the accounts. Therefore, the Company will not take any off-balance sheet receivables onto its balance sheet. Shutting down the accounts will not accelerate payments required from cardholders on existing balances.
  In early amortization almost all of the receipts from cardholders are required to be paid to the securitization trust’s noteholders and to the Company’s seller’s interest (its on-balance sheet share of the receivables). The securitization trust’s notes are obligations of the trust and not of any Advanta entity. The Company is only at risk with respect to the off-balance sheet obligations to the extent of its residual interests.
  Advanta Bank Corp. will use up to $1.4 billion to make a cash tender offer for Advanta Business Card Master Trust Class A senior notes at a price between 65% and 75% of their face value in a modified Dutch Auction.
  Advanta Corp. will make a cash tender offer for any or all of the $100 million of 8.99% Capital Securities issued by Advanta Capital Trust I at 20% of their face value.
  The Company will continue to service and collect the securitization trust’s credit card receivables and its own receivables. This, along with taking appropriate actions to adjust expenses to be consistent with these activities, will be the Company’s first priority. The Company will be free to do new business in the future to the extent it chooses, but it does not expect to do so in a significant way until implementation of the plan is well under way.
  Advanta Corp.’s senior retail investment notes are unlimited obligations of Advanta Corp. and will remain outstanding and continue to be issued in the ordinary course. The benefits of the plan to the Company are designed to benefit the senior retail note program holders as well as the Company’s shareholders.

The Company previously disclosed that it expected to use tools at its disposal to avoid early amortization of the securitization trust unless it concluded there was a better plan to maximize its capital and liquidity. The Company has now concluded that the plan outlined here is that better plan.

Cash Tender Offers Details

The Advanta Business Card Master Trust Class A senior notes (the “ABCMT Notes”) tender offer will use a modified Dutch Auction process. Holders who elect to participate in the ABCMT Notes tender will receive between $650 and $730 for each $1,000 of face value of notes validly tendered plus accrued and unpaid interest. In addition, an Early Participation Payment of $20 for each $1,000 of face value of notes will be made if the ABCMT Notes are validly tendered on or before the Early Participation Date. Advanta Bank Corp. will use up to $1.4 billion of its liquidity to complete this transaction. The cash tender offer is being made on additional terms and conditions which are set forth in an offer to purchase dated May 11, 2009 and the related letter of transmittal, both of which are being sent to holders of the ABCMT Notes. The offer will expire at 5:00 pm EDT on Wednesday, June 10, 2009, unless extended or terminated earlier (the “Notes Expiration Time”), with an Early Participation Date of Wednesday, May 27, 2009 at 5:00 pm EDT. Any tendered ABCMT Notes may be withdrawn prior to, but not after, the Early Participation Date and withdrawn ABCMT Notes may be re-tendered by a holder at any time prior to the Notes Expiration Time.

The Advanta Capital Trust I 8.99% Capital Securities (the “Capital Securities”) tender offer is for any and all of the $100 million of outstanding securities. Holders who elect to participate in the Capital Securities tender will receive $200 for each $1,000 principal amount of validly tendered securities. The cash tender offer is being made on additional terms and conditions which are set forth in an offer to purchase dated May 11, 2009 and the related letter of transmittal, both of which are being sent to holders of the Capital Securities. The offer will expire at 5:00 pm EDT on Wednesday, June 10, 2009, unless extended or terminated earlier (the “Securities Expiration Time”). Any tendered Capital Securities may be withdrawn prior to, but not after, the Securities Expiration Time and withdrawn Capital Securities may be re-tendered by a holder at any time prior to the Securities Expiration Time.

Copies of the offers to purchase the Capital Securities and the ABCMT Notes and the related letters of transmittal may be obtained from the Information Agent for the offer, Global Bondholder Services Corporation. Sandler, O’Neill + Partners, L.P. will be acting as the sole dealer manager for both cash tender offers.

About Advanta

Advanta is one of the nation’s largest credit card providers (through Advanta Bank Corp.) in the small business market today. Advanta’s exclusive focus on this market as well as its size, experience, and service tailored to the needs of small businesses differentiates the company from other credit card companies. Founded in 1951, Advanta has long been an innovator in developing and introducing many of the marketing techniques that are common in the financial services industry today. Learn more about Advanta at www.advanta.com.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ from those projected. The most significant of these risks and uncertainties are: (1) factors affecting plans to maximize the Company’s capital and its liquidity measures, including factors impacting the successful execution and completion of the tender offers for the trust preferred securities and the AdvantaSeries securitization notes; and (2) the impact of any legal, regulatory, administrative or other proceedings. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

CONTACT:
Cash Tender Offers

Global Bondholder Services Corporation
Information Agent
866-470-4200

Sandler, O’Neill + Partners, L.P.
Dealer Manager
Katherine Orr
866-805-4128
212-466-8038
korr@sandleroneill.com

Advanta

Michael Coco
Treasurer
302-529-6534
mcoco@advanta.com

Amy B. Holderer
Vice President, Investor & Media Relations
215-444-5335
aholderer@advanta.com